United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

CHINA JO-JO DRUGSTORES, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District,

Hangzhou City, Zhejiang Province, People’s Republic of China, 310008

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +86-571-88219579

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director.

On September 4, 2018, Mr. Taihong Guo resigned from his position as a member of the Board of Directors (the “Board”) of China Jo-Jo Drugstores, Inc. (the “Company”) and from his positions on the following committees of the Board: Chairperson of the Compensation Committee, a member of the Audit Committee and the Nominating Committee. Mr. Guo’s resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.

A copy of this report has been provided to Mr. Guo, who has been provided with the opportunity to furnish a letter addressed to the Company stating whether he agrees with the statements made in this report, and if not, stating the respects in which he does not agree. Mr. Guo has not delivered any such letter to the Company.

Appointment of Director.

On September 4, 2018, by unanimous written consent, the Company’s Nominating Committee recommended and the Board appointed Mr. Jiangliang He as a member of the Board to fill Mr. Guo’s vacancy. The Board has determined that Mr. He is “independent” as that term is defined under the Nasdaq listing standards. Mr. He will serve the remaining portion of Mr. Guo’s term and shall be eligible for reelection (along with the Company’s other directors) at the Company’s next Annual Meeting of Shareholders. Mr. He will fill Mr. Guo’s positions on the following committees of the Company’s Board: Chairperson of the Compensation Committee and a member of the Audit Committee and the Nominating Committee.

Biographical Information for New Director.

Mr. He, age 55, has extensive experience as a professional attorney. He has served as a partner in Dentons China, a large law firm with a presence in approximately 45 cities in China, since August 2008. From July 1997 to July 2008, he was a partner in the Zhejiang Jiuyao law firm. From July 1984 to June 1997, he was a professor at Hangzhou School of Law. Mr. He received his bachelor’s degree in law from Beijing University.

Mr. He does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. He will receive the annual compensation of $5,300 for his services pursuant to an offer letter, which is filed hereto as Exhibit 10.1 and incorporate by reference herein.

Resignation of Secretary.

On September 4, 2018, Ms. Li Qi resigned from her position as Secretary of the Company.

Appointment of Secretary.

On September 4, 2018, by unanimous written consent, the Company’s Nominating Committee recommended and the Board appointed Mr. Yan Liu as Secretary of the Company to fill Ms. Qi’s vacancy.

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Biographical Information for New Secretary.

Mr. Liu, age 28, from August 15, 2017 to August 1, 2018, Mr. Liu had been a project manager with Ping An Insurance (Group) Company of China, Ltd. (“Ping An Insurance”), a Chinese holding conglomerate whose subsidiaries mainly deal with insurance, banking, and financial services. Ping An Insurance is one of the top 50 companies on the Shanghai Stock Exchange. While at Ping An Insurance, Mr. Liu was mainly responsible for projects dealing with the reformation of the current Chinese medical system and market, which is a US$1.3 trillion (8 trillion yuan) industry as of 2018. Prior to that Mr. Liu had served as Director of Investor Relations for the Company from 2015. Mr. Liu holds a bachelor’s degree in statistics from Arizona State University and a bachelor’s degree in math from Jinan University.

Mr. Liu is son of our Chairman of the Board and the Chief Executive Officer but has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

The Compensation Committee approved the annual compensation of $6,000 to Mr. Liu for his service to the Company. An offer letter is filed as Exhibit 10.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter to Mr. He
10.2	Offer Letter to Mr. Liu

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2018

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

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